Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

BURLINGTON COAT FACTORY OF ALABAMA, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Burlington Coat Factory of Alabama, LLC, dated as of April 2, 2006, is entered into by Burlington Coat Factory Warehouse Corporation, as its sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Alabama Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is “Burlington Coat Factory of Alabama, LLC” (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Member. The name and mailing address of the Member is as follows:

Name	Address
Burlington Coat Factory Warehouse Corporation	1830 Route 130 Burlington, NJ 08016

4. Units. The interest of the Member in the Company shall be represented by issued and outstanding Units (“Units”). The Company shall be authorized to issue one thousand (1,000) Units. In exchange for a contribution of $100.00, the Member shall own 100% of the Units.

5. Certificate of Membership Interest. The Company shall issue to the Member a limited liability company certificate (a “Certificate”), evidencing the Units in the Company held by such Member. The Certificate shall be transferable only on the books of the Company, to be kept by the Secretary of the Company, on surrender thereof by the registered holder in person or by attorney, and until so transferred the Company may treat the registered holder of a Certificate as the owner of the interest evidenced thereby for all purposes whatsoever. For the purposes of Article 8 in any Uniform Commercial Code, each interest in the Company as evidenced by a Certificate shall be deemed to be a “security”, as such term is defined in Section 8-102 of Article 8 in any Uniform Commercial Code, and shall be governed by Article 8 in any Uniform Commercial Code.

6. Capital Contributions by the Member. The Member shall not be obligated to make capital contributions to the Company.

7. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8. Member. The Member shall manage the Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member shall have general and active management of the business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by the Member and this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

9. Officers. The officers of the Company, if any, shall be appointed by the Member in its sole discretion. The initial officers of the Company are set forth on Schedule 1 attached hereto. Unless such appointment provides otherwise, each officer so appointed shall have such powers and duties as are provided in the following:

(a) President. The President shall be the Chief Executive Officer of the Company. Subject to the direction of the Member, the President shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company, and shall perform all duties incident to the office of a President in a corporation organized under the Alabama Business Corporation Act.

(b) Vice Presidents. The powers, duties, and responsibilities of the Vice Presidents shall be fixed by the President, with the approval of the Member. A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.

(c) Secretary. The Secretary shall attend all meetings of the Member and record their proceedings, unless a temporary secretary is appointed. The Secretary shall give due notice, as required, of all meetings of the Member, and the Secretary shall keep, or cause to be kept, at a place or places required by law, a record of the members and officers of the Company, giving the names and addresses of all such members and officers. The Secretary shall be the custodian of all records, contracts, leases and other papers and documents of the Company, unless otherwise directed by the Member, and shall perform such other duties as the Member, or the President, may designate. In the case of the Secretary’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Secretary.

(d) Treasurer. The Treasurer shall receive, keep and disburse all moneys belonging to or coming to the Company, shall keep regular, true and full accounts of all receipts and disbursements, and make detailed reports thereof, shall keep a true record of expenses, losses, gains, assets, and liabilities of the Company, and shall perform such other duties in connection with the administration of the financial affairs of the Company as the Member, or the President, may designate. In the case of the Treasurer’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Treasurer.

10. Subordinate Officers. Each subordinate officer shall hold office for such period, have such authority, and perform such duties as the Member may prescribe. The Member may from time to time authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof. Each such officer shall also have such additional powers and duties as from time to time may be conferred by the Member. Any number of offices may be held by the same person. Each officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Member in its sole discretion. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Member. Any appointment pursuant to this Section 8 may be revoked at any time by the Member.

11. Limitations on Authority.

(a) The authority of the Member over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(b) The Member shall not make any election under Treasury Regulations Section 301.7701-3 or any comparable provisions of state or local laws to treat the Company as an entity other than an entity regarded as being separate from its owner.

12. Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

13. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member to such effect; and (b) the entry of a decree of judicial dissolution under Article 7, Section 10-12-38 of the Act.

14. Consents. Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

15. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

16. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by, the laws of the State of Alabama.

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LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Paul C. Tang
Name: Paul C. Tang
Title: Executive Vice President and Secretary

Schedule 1

Initial Officers

NAME	OFFICE
Mark A. Nesci	President and Chief Executive Officer

Paul C. Tang	Executive Vice President, General Counsel and Secretary

Robert L. LaPenta, Jr.	Vice President, Treasurer and Chief Accounting Officer

Robert T. Grapski	Vice President-Real Estate

Jeffrey Laub	Corporate Controller and Assistant Secretary

Jordan Hitch	Vice President

John Tudor	Vice President

Stacy Haigney	Assistant Secretary

Valerie Dion	Assistant Secretary

Christine J. Arasin	Assistant Secretary

Lyndon Marquez	Assistant Secretary

Thomas Carter	Assistant Secretary

Deborah Slom	Assistant Secretary